Exhibit 10.14

ZAYO GROUP HOLDINGS, INC.

2014 STOCK INCENTIVE PLAN

PEFORMANCE-BASED INCENTIVE COMPENSATION PROGRAM

PART A1

The Compensation Committee (the “Committee”) of the Board of Directors of Zayo Group Holdings, Inc. (the “Company”) has adopted a Performance Compensation Incentive Program (the “PCIP”) that will provide for the quarterly grant equity awards in the form of restricted stock units (“RSUs”) based upon Company and individual performance.

You have been selected to participate in Part A1 of the PCIP, which is directed toward general employee population. The following is a summary of the terms and conditions of your participation in Part A1 of the PCIP.

Please note that your participation in the PCIP and the grant of awards to you under the PCIP does not constitute an employment contract, express or implied, nor impose upon the Company any obligation to employ or continue to employ you. Nothing herein shall interfere with or limit in any way the right of the Company to terminate your employment at any time or for any reason not prohibited by law. In addition, please note that the Company may amend, suspend or discontinue the PCIP and/or your participation in any part of the PCIP at any time; provided that such amendment, suspension or termination will not affect your rights with respect to any outstanding awards previously granted to you under the PCIP without your consent.

Quarterly Grants

During your participation in Part A1 of the PCIP, you will eligible to receive awards on a quarterly basis, subject to being employed and in good standing on the first day of the Measurement Period (as defined below) and remain so through the RSU grant date for such Measurement Period.

Awards under Part A1 of the PCIP are determined based upon the Company’s Equity IRR (as defined below) performance over a three quarter period (including two actual and one forecasted quarter) in which the second actual quarter precedes the quarter of the grant date (“Measurement Period”), with the first award to be granted based upon the Company’s Equity IRR performance through the actual second quarter of FY 2015.

Your annual target award value under Part A1 of the PCIP will be $         (the “Target Award”), 25% of which amount will be the target for each respective fiscal quarter.

Structure of Part A1 Awards

Awards earned under Part A1 of the PCIP will be payable in the form of RSUs; provided, however, that the Company may, in its sole discretion, elect to pay earned Part A1 awards in cash rather than RSUs. RSUs awarded pursuant to Part A1 of the PCIP represent the right to receive, upon vesting, shares of the Company’s common stock. All RSUs awarded under the PCIP will be granted pursuant to the terms and conditions of the Company’s 2014 Stock Incentive Plan (the “Stock Plan”) and a form of Restricted Stock Unit award agreement adopted under the Stock Plan to evidence the grant of RSUs awarded under Part A of the PCIP and included as Exhibit A hereto.

As set forth in more detail in the Restricted Stock Unit award agreement, RSUs granted in respect of Part A1 of the PCIP will vest, subject to continued employment with the Company, in full on the last day of the fourth fiscal quarter ending after the grant date of the RSU. For example, an RSU awarded in respect of Part A1 of the PCIP in February 2015 for the Measurement Period through actual results of the second fiscal quarter of FY 2015, will 100% cliff vest and convert to shares of the Company’s common stock, subject to continued employment, on March 31, 2016 or the next following business day.

Measurement of Part A1 Awards

For each fiscal quarter, you will have the opportunity to earn an award with an aggregate value equal to up to 200% of the quarterly amount of your annual Target Award. The amount actually earned will be based upon (i) the aggregate Company Part A1 RSU pool funding as determined by the Committee in its sole discretion and (ii) your individual payout as determined by Management in its sole discretion.

The Committee will evaluate the Company and the Part A1 RSU pool funding (from which any individual participant’s grant would be funded) based upon the Company’s Equity IRR (as defined below) for the applicable Measurement Period. While the Committee’s determination of the Company’s aggregate payout will be guided by the table below, the will take other factors into consideration and ultimately retains sole discretion in its determination.

Equity IRR	Payout % of Aggregate Target Value
40%	200%
30%	150%
20%	100%
10%	50%
<6%	25%*

Note that 25% is simply the floor at which the Part A1 RSU pool may be allocated. No individual participant in Part A1 of the PCIP has any guaranteed right to a minimum or any payment thereunder.

Your individual participant payout may range from 0% to 200% of your Target Award for the quarter, as determined by Management at its sole discretion. Factors may include Company, group and individual performance and results.

For purposes of the PCIP, “Equity IRR” for any Measurement Period means: the percentage increase in the Company’s Equity Value as measured over the Measurement Period – where the fiscal quarter prior to the Measurement Period acts as the base period, and the final forecasted fiscal quarter of the Measurement Period is the ending period. For purposes of the PCIP, “Equity

Value” means the Company’s estimated enterprise value plus cash balance minus debt outstanding (“Net Debt”), with Adjusted EBITDA and Net Debt determined based upon the Company’s publicly-reported financial statements for any actual fiscal quarter and the final forecasted Adjusted EBITDA and Net Debt for any forecasted fiscal quarter as presented to the Committee.

Form of Payment of Part A1 Awards

As described above, your Earned Award (as determined by either the Committee in its sole discretion or management pursuant to a delegation of authority from the Committee) pursuant to Part A1 of the PCIP for any fiscal quarter will generally be paid form of RSUs (to be granted promptly following the determination of the Earned Award). The number of RSUs awarded for any fiscal quarter will equal your Earned Award and divided by the average closing price of the Company’s common stock over the last ten (10) trading days of the fiscal quarter ending immediately prior to the grant date.

PART B

The Compensation Committee (the “Committee”) of the Board of Directors of Zayo Group Holdings, Inc. (the “Company”) has adopted a Performance Compensation Incentive Program (the “PCIP”) that will provide for the quarterly grant equity awards in the form of restricted stock units (“RSUs”) based upon Company and individual performance.

You have been selected to participate in Part B of the PCIP, which is directed toward members of the Company’s senior management group. The following is a summary of the terms and conditions of your participation in Part B of the PCIP.

Please note that your participation in the PCIP and the grant of awards to you under the PCIP does not constitute an employment contract, express or implied, nor impose upon the Company any obligation to employ or continue to employ you. Nothing herein shall interfere with or limit in any way the right of the Company to terminate your employment at any time or for any reason not prohibited by law. In addition, please note that the Company may amend, suspend or discontinue the PCIP and/or your participation in any part of the PCIP at any time; provided that such amendment, suspension or termination will not affect your rights with respect to any outstanding awards previously granted to you under the PCIP without your consent.

Quarterly Grants

During your participation in Part B of the PCIP, you will eligible to receive awards on a quarterly basis, subject to being employed and in good standing on the first day of the Measurement Period (as defined below) and remain so through the RSU vesting date for such Measurement Period.

The aggregate target and maximum value of awards available on a quarterly basis to Part B participants under the under Part B of the PCIP shall be determined by the Committee in its sole discretion. Part B participants – and each participant’s percentage participation in the quarterly target value – shall also be determined by the Committee in its sole discretion based upon any factors it deems relevant. Awards under Part B of the PCIP will then be communicated to participants. The first awards under Part B of the PCIP are anticipated to be granted immediately following the consummation of the Company’s initial public offering. Note that an employee’s participation and percentage participation in any quarterly award is not a guarantee of future quarterly participation or awards.

Structure of Part B Awards

Awards under Part B of the PCIP will be payable solely in the form of RSUs. RSUs awarded pursuant to Part B of the PCIP will be granted pursuant to the Stock Plan and a form of Restricted Stock Unit award agreement adopted under the Stock Plan to evidence the grant of RSUs awarded under Part B of the PCIP and included as Exhibit B hereto.

As set forth in more detail in the Restricted Stock Unit award agreement, RSUs granted in respect of Part B of the PCIP will vest (if at all), subject to continued employment with the Company and Company stock price performance, on the last day of the fourth full fiscal quarter ending after the grant date of the RSU (such four fiscal quarter period the “Performance Period”). For example, an RSU awarded in respect of Part B of the PCIP near the beginning of the fourth quarter of FY 2015, will 100% cliff vest (if at all), subject to continued employment and Company stock price performance, on the last day of the third quarter of FY 2016 (March 31, 2016).

Measurement of Part B Awards

The ultimate number of RSUs earned under Part B RSU awards, if any, will be determined following the end of the Performance Period to which such RSUs relate and based on the Company’s stock price performance over the Performance Period. The following table set forth the payout percentage, expressed as a percentage of the target dollar value allocated to you, which may be earned by you under Part B of the PCIP based upon the Company’s stock price performance over the Performance Period (calculated in the manner set forth below):

Stock Price Performance Range	Payout % of Target at Top of Range	% Increase In Payout Within Range
40% and above	450%	—
31% to 40%	450%	20.00%
21% to 30%	250%	15.00%
11% to 20%	100%	9.50%
6% to 10%	5%	1.25%
0 to 6%	0	—

Examples: The payout percentage increases by 15% for every 1% increase in stock price performance above 20% and up to 30%. The payout percentage increases by 1.25% for every 1% increase in stock price performance above 6% and up to 10%. There is no payout under the Award if stock price performance is at or below 6%.

For purposes of the Part B RSUs and the table above, “stock price performance” will be calculated as the percentage increase in the Company’s stock price from the beginning to the end of the Performance Period, adjusted for dividends paid during the Performance Period (assuming such dividends are reinvested in the Common Stock on the dividend payment date). For

purposes of this calculation, the Company’s stock price at the beginning of the Performance Period shall be $             (the IPO price) for the first grant post-IPO and, for subsequent awards, the average closing price of the Company’s common stock over the ten (10) trading day period ending on the trading day immediately preceding the first day of the Performance Period, and the Company’s stock price at the end of the Performance Period shall be the average closing price of the Common Stock over the ten (10) trading day period ending on the last trading day of the Performance Period.

The actual target number of Part B RSUs awarded to you in any quarter will be determined by first looking at the Company’s stock price at the beginning of the applicable Performance Period and projecting what the Company’s stock price would need to be at the end of the Performance Period in order for the Company to have achieved stock price performance of 20% (assuming reinvestment of any dividend payments scheduled (as of the date of grant) to be made during the Performance Period). Your target number of Part B RSUs would then equal the target dollar value allocated for your Part B RSU award for the applicable quarter divided by this ending stock price. In addition, each of the performance hurdles described in the stock price performance table above would be converted from a percentage of the target dollar value allocated to you, to a percentage of the target number of Part B RSUs eligible to be earned based on such stock price performance, with the maximum number of Part B RSUs eligible to be earned capped at a number of RSUs equal to 450% of the target dollar value allocated for your Part B RSU award divided by the ending stock price described above in this paragraph.